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PREFERRED STOCK PURCHASE
AND LOAN COMMITMENT AGREEMENT

DATED AUGUST 9, 2001

BY AND AMONG

FOCAL COMMUNICATIONS CORPORATION,

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

FRONTENAC VIII LIMITED PARTNERSHIP

FRONTENAC MASTERS VIII LIMITED PARTNERSHIP

AND

BATTERY VENTURES III, L.P.

i

5C.	Compliance with Agreements	12
5D.	Current Public Information	12
5E.	Public Disclosures	13
5F.	Limited Rights of First Refusal	13
5G.	SEC Reports	14
5H.	Use of Proceeds	14
5I.	Purchaser Lockup	14
5J.	Telecommunications Matters	14
5K.	Warrants	14
5L.	Confidentiality	15
5M.	Designation of Directors	15
Section 6.	Transfer of Restricted Securities	17
6A.	General Provisions	17
6B.	Rule 144A	18
6C.	Legend Removal	18
Section 7.	Representations and Warranties of the Company	18
7A.	SEC Reports and Financial Statements	18
7B.	Information in Proxy Statement	19
7C.	Independent Accountants	19
7D.	No Material Adverse Change in Business	19
7E.	Good Standing of the Company	19
7F.	Subsidiaries	20
7G.	Capitalization	20
7H.	Board and Special Committee Matters	21
7I.	Authorization of Preferred Stock	21
7J.	Absence of Defaults and Conflicts	21
7K.	Material Contracts	22
7L.	Absence of Labor Dispute	23
7M.	Absence of Proceedings	23
7N.	Possession of Intellectual Property	23
7O.	Possession of Licenses and Permits	23
7P.	Title to Property	24
7Q.	Investment Company Act	24
7R.	Environmental Laws	24
7S.	Registration Rights	25
7T.	Intentionally Omitted	25
7U.	Absence of Further Requirements	25
7V.	Absence of Undisclosed Liabilities	25
7W.	Compliance with Law	25
7X.	Tax Matters	25
7Y.	ERISA	25
7Z.	Affiliated Transactions	26
7AA.	Brokerage	26
7BB.	State Takeover Statutes	26
7CC.	Closing Date	26
Section 8.	Purchaser's Investment Representations	27
8A.	Corporate Existence and Power	27
8B.	Authorization	27
8C.	Governmental Authorization	27
8D.	Noncontravention	27

8E.	Finders' Fees	27
8F.	Private Placement	27
Section 9.	Definitions	29
Section 10.	Termination	34
10A.	Conditions of Termination	34
10B.	Effect of Termination	35
Section 11.	Indemnification	35
11A.	Indemnification of Purchasers	35
11B.	Actions against Parties; Notification	35
Section 12.	Miscellaneous	36
12A.	Expenses	36
12B.	Remedies	36
12C.	Additional Purchasers	36
12D.	Treatment of the Preferred Stock	37
12E.	Consent to Amendments	38
12F.	Survival of Representations and Warranties	38
12G.	Successors and Assigns	38
12H.	Severability	38
12I.	Counterparts	39
12J.	Descriptive Headings; Interpretation; Certificates	39
12K.	No Strict Construction	39
12L.	Complete Agreement	39
12M.	Schedules	39
12N.	Delivery by Facsimile	39
12O.	Governing Law	39
12P.	Notices	40
12Q.	Acknowledgment by Purchasers	40
12R.	Acknowledgment by Company and Purchasers	40

LIST OF EXHIBITS

Exhibit A	—	Loan Term Sheet
Exhibit B	—	Conversion Agreement
Exhibit C	—	Certificate of Designation
Exhibit D	—	Certificate of Incorporation
Exhibit E	—	By-Laws
Exhibit F	—	Registration Agreement
Exhibit G	—	Management Lock-Up Agreement
Exhibit H	—	Credit Agreement Term Sheet
Exhibit I	—	Exchange Agreement
Exhibit J	—	Senior Note Supplemental Indenture
Exhibit K	—	Discount Note Supplemental Indenture
Exhibit L	—	Fairness Opinion of Salomon Smith Barney
Exhibit M	—	Fairness Opinion of William Blair

LIST OF DISCLOSURE SCHEDULES

Schedule of Purchasers
SEC Reports and Financial Statements Schedule
Subsidiaries Schedule
Capitalization Schedule
Restrictions Schedule
Material Contracts Schedule
Licenses Schedule
Assets Schedule
Registration Rights Schedule
Governmental Consents Schedule
Liabilities Schedule
Affiliated Transactions Schedule

v

FOCAL COMMUNICATIONS CORPORATION
PREFERRED STOCK PURCHASE AND
LOAN COMMITMENT AGREEMENT

    THIS PREFERRED STOCK PURCHASE AND LOAN COMMITMENT AGREEMENT (this "Agreement") is made as of August 9, 2001, by and among Focal Communications Corporation, a Delaware corporation (the "Company"), and the Persons listed on the Schedule of Purchasers attached hereto (collectively referred to herein as the "Purchasers" and individually as a "Purchaser"). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 9 hereof.

    The parties hereto agree as follows:

    Section 1.  Authorization and Closing.

    1A.  Authorization of the Preferred Stock.  The Company shall authorize the issuance and sale to the Purchasers of 50,000 shares of its Series A Redeemable Voting Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), having the rights and preferences set forth with respect thereto in the Certificate of Designation attached hereto as Exhibit A. The Preferred Stock is convertible into shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), in the manner and upon the terms and conditions set forth in the Certificate of Designation.

    1B.  Purchase and Sale of the Preferred Stock.  At the Closing, subject to the terms and conditions set forth herein, the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of shares of Preferred Stock set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto at a price of $1,000 per share of Preferred Stock. The sale of the Preferred Stock to each Purchaser shall constitute a separate sale hereunder.

    1C.  The Closing.  The closing of the separate purchases and sales of the Preferred Stock (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 E. Randolph Drive, Chicago, IL 60601, at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all of the preconditions set forth in Section 2, or at such other place or on such other date as may be mutually agreeable to the Company and each Purchaser (the date of the Closing, the "Closing Date"). At the Closing, the Company shall deliver to each Purchaser stock certificates evidencing the Preferred Stock to be purchased by such Purchaser, registered in such Purchaser's or its nominee's name, upon payment of the purchase price thereof by delivery to the Company of a cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Company prior to the Closing, in the aggregate amount set forth opposite such Purchaser's name on the Schedule of Purchasers. The stock certificates shall be made available for examination by the Purchasers at least one (1) business day prior to the Closing Date.

    1D.  Making of Loans.  At the Closing, the Purchasers shall make senior secured loans ("Loans") in the aggregate principal amount of $100 million to the Company as an incremental facility under the Senior Credit Agreement on the terms set forth on the Loan Term Sheet attached hereto as Exhibit A (the "Loan Term Sheet"), with each Purchaser agreeing to make Loans in the principal amount set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto; provided that the obligations of the Purchasers pursuant to this paragraph 1D shall be subject to (i) satisfaction of the conditions set forth herein (other than the condition specified in paragraph 2J(i) hereof), (ii) delivery to the Purchasers of a Credit Agreement Amendment permitting the Loans to be made to the Company as an incremental facility under the Senior Credit Agreement, (iii) delivery to the Purchasers by the Company of a Conversion Agreement substantially in the form of Exhibit B attached hereto (the "Conversion Agreement"), and (iv) satisfaction of other usual and customary closing conditions for senior secured loans as set forth in the Credit Agreement Amendment.

    Section 2.  Conditions of Each Purchaser's Obligation at the Closing.  The obligation of each Purchaser to purchase and pay for the Preferred Stock and to make Loans at the Closing is subject to the satisfaction as of the Closing of the following conditions:

    2A.  Representations and Warranties; Covenants.  The representations and warranties of the Company contained in this Agreement that are subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties of the Company contained in this Agreement that are not subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company to the Purchasers pursuant to paragraph 4F below), except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed all of the covenants required to be performed by it hereunder prior to the Closing.

    2B.  Certificate of Designation.  The Company shall have duly adopted, executed, acknowledged and, immediately after the filing of the Amended Certificate of Incorporation, filed with the Secretary of State of Delaware a Certificate of Designation establishing the terms, voting powers, designations, preferences, and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions of, the Preferred Stock as set forth in the Certificate of Designation in the form set forth in Exhibit C hereto (the "Certificate of Designation"), and the Company shall not have adopted or filed any other document designating terms, relative rights or preferences of its preferred stock. The Certificate of Designation shall be in full force and effect under the laws of the State of Delaware as of the Closing and shall not have been amended or modified.

    2C.  Amendment to Certificate of Incorporation.  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") shall be amended and restated in the form set forth on Exhibit D attached hereto (as so amended, the "Amended Certificate of Incorporation"), shall be in full force and effect under the laws of the State of Delaware as of the Closing as so amended and shall not have been further amended or modified.

    2D.  By-Laws.  The Company's Amended and Restated By-Laws shall be in form and substance as previously delivered to the Purchasers, a copy of which is attached hereto as Exhibit E (the "By-Laws"), shall be in full force and effect as of the Closing and shall not have been amended or modified.

    2E.  Stockholder Approval.  This Agreement and the other Operative Documents, the issuance and sale of the Preferred Stock to the Purchasers and the making of the Loans by the Purchasers at the Closing, the terms, voting powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions of, the Preferred Stock as set forth in the Certificate of Designation, the Loans as set forth in the Conversion Agreement and the Certificate of Incorporation, and the Common Stock issuable upon conversion of the Preferred Stock and the Loans, upon exercise of the Warrants and upon consummation of the Bond Exchange, the filing of the Certificate of Designation, the amendment of the Certificate of Incorporation referred to in paragraph 2C, and the consummation of all other transactions contemplated by this Agreement shall have been approved by the stockholders of the Company in accordance with the Certificate of Incorporation and By-laws and the applicable requirements of the DGCL and the NASDAQ/NMS.

    2F.  Registration Agreement.  The Company, the Purchasers and the Exchanging Bondholders shall have entered into an amended and restated registration agreement in form and substance as set forth in Exhibit F attached hereto (as amended and restated, the "Registration Rights Agreement"), and the Registration Rights Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

    2G.  Lock-Up Agreement.  Each of the Management Investors shall have delivered to the Company a lock-up agreement in form and substance as set forth in Exhibit G attached hereto (the "Lock-Up Agreement"), and the Lock-Up Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

    2H.  Amendment to Senior Credit Agreement.  The Senior Credit Agreement shall have been amended (such amendment, the "Credit Agreement Amendment") on terms substantially consistent with those set forth on the Credit Agreement Amendment Term Sheet attached hereto as Exhibit H (the "Credit Agreement Term Sheet") and otherwise to incorporate the Loans as an incremental facility under the Senior Credit Agreement on terms consistent with the Loan Term Sheet and in form and substance satisfactory to the Purchasers, and the Credit Agreement Amendment shall be in full force and effect as of the Closing and shall not have been amended or modified.

    2I.  Intercreditor Agreement.  The Purchasers and the senior lenders party to the Senior Credit Agreement shall have executed and delivered to each other an Intercreditor Agreement with respect to the Loans and the other facilities under the Senior Credit Agreement in form and substance satisfactory to the Purchasers.

    2J.  Making of Loans; Purchase of Preferred Stock.  At the Closing, (i) each of the Purchasers shall have simultaneously made Loans to the Company in the aggregate principal amount set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto, and (ii) the Company shall have simultaneously sold to each Purchaser the Preferred Stock to be purchased by such Purchaser hereunder at the Closing as set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto and shall have received payment therefor in full.

    2K.  Bond Exchange and Repurchases.  At or prior to the Closing, (i) Exchanging Bondholders shall have exchanged (such exchanges, the "Bond Exchanges") Senior Notes and Discount Notes for not more than the Exchanging Bondholder Percentage of the Fully-Diluted Common Stock pursuant to Exchange Agreements substantially in the form attached hereto as Exhibit I (the "Exchange Agreements") or otherwise upon terms substantially identical to the Bond Exchanges and (ii) not less than 55% of the aggregate principal amount of the Senior Notes and the aggregate accreted value of the Discount Notes, in each case calculated as of the Closing Date, shall have been exchanged for Common Stock in the Bond Exchanges or otherwise repurchased by the Company (such repurchases, the "Bond Repurchases") for an aggregate amount not to exceed $10 million.

    2L.  Minimum Bond Exchanges and Repurchases.  Not less than 51% of the principal amount of Senior Notes and 51% of the accreted value of the Discount Notes, in each case calculated as of the Closing Date, shall have been exchanged for shares of Common Stock in the Bond Exchanges or repurchased by the Company in the Bond Repurchases.

    2M.  Supplemental Indentures.  The Indentures shall have been amended by (i) the Senior Note Supplemental Indenture in the form attached hereto as Exhibit J (the "Senior Notes Supplemental Indenture"), in the case of the Indenture governing the Senior Notes and (ii) the Discount Notes Supplemental Indenture in the form attached hereto as Exhibit K (the "Discount Notes Supplemental Indenture," and together with the Senior Notes Supplemental Indenture, the "Supplemental Indentures"), and the Supplemental Indentures shall be in full force and effect as of the Closing and shall not have been amended or modified.

    2N.  Third-Party Consents.  The Company shall have received or obtained all third party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document to which the Company or any of its Subsidiaries is a party, the failure of which to receive or obtain would have a Material Adverse Effect.

    2O.  Securities Law Compliance.  The issuance of the Preferred Stock pursuant to this Agreement, any notes evidencing the Loans, the Warrants, and the Common Stock issuable upon exercise of the Bond Exchange shall have been consummated in compliance with all applicable federal and state securities laws.

    2P.  Opinion of the Company's Counsel.  Each Purchaser shall have received from the Company's General Counsel or Vice President, Law and McDermott, Will & Emery an opinion in form and substance reasonably satisfactory to the Purchasers, which opinions shall be addressed to each Purchaser and dated the date of the Closing.

    2Q.  Expenses.  At the Closing, the Company shall have paid or reimbursed the Purchasers for all fees and expenses required to be paid or reimbursed pursuant to paragraph 12A hereof as of the Closing.

    2R.  Receipt of Necessary Consents, Approvals, etc.  The Company shall have obtained, made and given (as applicable) all governmental and regulatory consents, approvals, authorizations, filings and notices, if any, required in connection with the consummation of the transactions contemplated under this Agreement and the other agreements described herein the failure of which to receive or obtain would have a Material Adverse Effect, including, without limitation, the expiration or earlier termination of any waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act") (including, as necessary, with respect to the Preferred Stock and shares of Common Stock issuable upon conversion of the Preferred Stock or Loans held by any Purchaser, upon exercise of the Warrants and upon consummation of the Bond Exchange by any Exchanging Bondholder).

    2S.  No Material Adverse Change.  There shall not have been any Material Adverse Change since December 31, 2000.

    2T.  Proceedings.  All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all certificates, opinions, instruments, consents and other documents required to be delivered by the Company to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to each Purchaser and its special counsel.

    2U.  Closing Documents.  The Company shall have delivered to each Purchaser all of the following documents:

      (i)  an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in Section 1 and paragraphs 2A through 2T, inclusive, have been fully satisfied;

      (ii) certified copies of the resolutions duly adopted by the Special Committee and/or the Board authorizing (A) the execution, delivery and performance of each of the Operative Documents, (B) the terms, voting powers, designations, preferences, and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions of, the Preferred Stock as set forth in the Certificate of Designation, (C) the filing of the Certificate of Designation and the amendment of the Certificate of Incorporation referred to in paragraph 2C, (D) the issuance and sale of the Preferred Stock to the Purchasers at the Closing, (E) the reservation for issuance upon conversion of the Preferred Stock and the Loans of a sufficient number of shares of Common Stock, and (F) the consummation of all other transactions contemplated by this Agreement;

      (iii) certified copies of the resolutions duly adopted by the Company's stockholders approving (A) the terms, voting powers, designations, preferences, and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions of, the Preferred Stock as set forth in the Certificate of Designation, the issuance and sale of the Preferred Stock to the

  Purchasers at the Closing and the issuance of Common Stock upon conversion of the Loans or the Preferred Stock, exercise of the Warrants or consummation of the Bond Exchanges as required by the rules and regulations of NASDAQ/NMS, and (B) the amendment of the Certificate of Incorporation referred to in paragraph 2C as required by the DGCL;

      (iv) certified copies of the Amended Certificate of Incorporation, the Certificate of Designation and the By-Laws, each as in effect at the Closing;

      (v) copies of all governmental, regulatory, third party and other consents, approvals, authorizations, filings and notices, if any, required to be obtained under this Agreement in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of any preemptive rights and rights of first refusal);

      (vi) good standing certificates for the jurisdiction of incorporation, organization or formation, as applicable, of the Company and each of its Subsidiaries and for each jurisdiction in which the Company or any of its Subsidiaries is qualified to do business; and

      (vii) executed copies of each of the Operative Documents.

    2V.  Waiver.  Any condition specified in this Section 2 may be waived if consented to by the Purchasers which, upon consummation of the transaction contemplated hereby, would hold a majority of the Purchaser Securities; provided that no such waiver shall be effective against any Purchaser if such waiver would adversely affect such Purchaser relative to other Purchasers unless it is set forth in a writing executed by such Purchaser.

    Section 3.  Conditions of the Company's Obligation at the Closing.  The obligation of the Company to sell the Preferred Stock and accept the Loans at the Closing is subject to the satisfaction as of the Closing of the following conditions:

    3A.  Representations and Warranties; Covenants.  The representations and warranties of the Purchasers contained in this Agreement that are subject to materiality, Material Adverse Effect or dollar threshold qualifications, shall be true and correct in all respects at and as of the Closing and the representations and warranties of the Purchasers contained in this Agreement that are not subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company or the Sellers to the Purchasers pursuant to paragraph 4F below), except to the extent of changes caused by the transactions expressly contemplated herein, and the Purchasers shall have performed all of the covenants required to be performed by them hereunder prior to the Closing.

    3B.  Stockholder Approval.  The Company shall have received all stockholder approval necessary under the DGCL and the rules and regulations of the NASDAQ/NMS necessary for the consummation of the transactions contemplated hereby.

    3C.  Third-Party Consents.  The Company shall have received or obtained all third party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document to which the Company or any of its Subsidiaries is a party, the failure of which to receive or obtain would have a Material Adverse Effect, including the Credit Agreement Amendment.

    3D.  Receipt of Necessary Governmental Consents, Approvals, etc.  The Company shall have obtained, made and given (as applicable) all governmental and regulatory consents, approvals, authorizations, filings and notices, if any, required in connection with the consummation of the transactions contemplated under this Agreement and the other agreements described herein the failure of which to receive or obtain would have a Material Adverse Effect, including, without limitation, the expiration or earlier termination of any waiting period under the HSR Act (including, as necessary, with respect to the Preferred Stock, shares of Common Stock issuable upon conversion of the Preferred Stock or Loans held by any Purchaser, upon exercise of the Warrants, and upon consummation of the Bond Exchange by any Exchanging Bondholder).

    3E.  Fairness Opinions.  The fairness opinions delivered by Salomon Smith Barney and William Blair to the Company as referenced in paragraph 7H shall not have been revoked by Salomon Smith Barney or William Blair, respectively, based on material facts regarding the Company in existence as of the date such fairness opinions were delivered which were not known to Salomon Smith Barney or William Blair at the time such fairness opinions were delivered.

    3F.  Making of Loans; Purchase of Preferred Stock.  At the Closing, (i) each of the Purchasers shall have simultaneously made Loans to the Company in the aggregate principal amount set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto, and (ii) each Purchaser shall have purchased the Preferred Stock to be purchased by such Purchaser hereunder at the Closing as set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto and the Company shall have received payment therefor in full.

    Section 4.  Pre-Closing Covenants and Agreements.  In order to induce the other parties hereto to consummate the purchase of the Preferred Stock and the making of the Loans, each of the Purchasers and the Company agrees as follows with respect to the period between the date of this Agreement and the Closing:

    4A.  General.  Each of the Purchasers and the Company shall use reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Sections 2 and 3 above). At the Closing, the applicable parties shall execute and deliver the Operative Documents and the other agreements, certificates, instruments and documents contemplated hereby to be executed and delivered by such party at the Closing.

    4B.  Third Party Notices and Consents.  The Company shall, and shall cause each Subsidiary to, use reasonable best efforts to give required notices to third parties and obtain any required third party consents in connection with the matters contemplated by this Agreement.

    4C.  Governmental Notices and Consents.  Each of the Purchasers and the Company shall give any notices to, make any filings with, and use reasonable best efforts to obtain any authorizations, consents and approvals of, Governmental Entities to the extent required in connection with the matters contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Purchasers and the Company shall use reasonable best efforts to obtain an early termination of the waiting period under the HSR Act, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

    4D.  Operation of Business.  The Company shall, and shall cause each Subsidiary to, operate its respective business only in the usual and ordinary course of business consistent with past custom and practice. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, and shall not permit any of its Subsidiaries to:

      (i)  take any action or omit to take any action which act or omission would result in a breach of any of the representations, warranties or covenants made by the Company in this Agreement;

      (ii) take any action or omit to take any action which act or omission would result in a Material Adverse Effect; or

      (iii) take any action set forth in Section 4 of the Certificate of Designation or omit to take any action set forth in paragraph 5B hereof.

    Notwithstanding the foregoing, nothing in this paragraph 4D shall prohibit the Company from taking any action or omitting to take any action as required or as expressly contemplated by this Agreement.

    4E.  Full Access.  The Company shall, and shall cause each Subsidiary to, afford, and cause its officers, directors, employees, attorneys, accountants and other agents to afford, to the Purchasers and their respective accounting, legal and other representatives and potential lenders, as well as their respective officers, employees, Affiliates and other agents, full and complete access at all reasonable times and during normal business hours to the Company's and the Subsidiaries' personnel and to business, financial, legal, tax, compensation and other data and information concerning the Company's and the Subsidiaries' affairs and operations, subject to reasonable advance notice to the Company.

    4F.  Notice of Material Developments.  Each of the Purchasers and the Company shall give prompt written notice to each other of (i) any variances in any of such Person's representations or warranties contained in Sections 7 or 8 below, as the case may be, (ii) any breach of any covenant hereunder by such Person and (iii) any other material development affecting the ability of such Person to consummate the transactions contemplated by this Agreement.

    4G.  Exclusivity.  In consideration of the time, effort, expense, and other resources the Purchasers have expended and anticipate expending to consummate the transactions contemplated hereby, the Purchasers and the Company agree as follows:

      (i)  Until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Company nor any of its Affiliates, nor any of their respective officers, directors, employees, representatives, or agents (collectively, the "Company Parties") will, without the prior written consent of the Purchasers, solicit, initiate or encourage any other proposal or offer from, or otherwise enter into any other agreements or arrangements (other than this Agreement) with, any other Person (other than the Purchasers), relating to any Alternative Transaction Proposal; provided, however, that nothing contained in this paragraph 4G(i) shall prohibit the Board, prior to stockholder approval of the transactions contemplated hereby to the extent required ("Stockholder Approval"), from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Alternative Transaction Proposal (which did not otherwise result from a breach of this paragraph 4G) if (A) the Board determines in good faith, after consultation with and advice from independent outside legal counsel, that such action is necessary for the Board to comply with its fiduciary duties under applicable law, (B) the Alternative Transaction Proposal would reasonably be expected to constitute a Superior Proposal and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to the Purchasers for information purposes) in form and substance reasonably satisfactory to the Special Committee (which shall be no less favorable to the Company than the confidentiality agreement executed by prospective investors in the Company in connection with the transactions contemplated hereby.

      (ii) As long as the agreements in this paragraph 4G are in effect, the Company will notify the Purchasers as promptly as practicable after any Company Party learns that any Person has made any proposal, offer, inquiry or contact with respect to an Alternative Transaction Proposal (including the identity of such Person and the terms of such proposal). The Company represents and warrants to the Purchasers that no Company Party has entered into any executory agreement which has not yet terminated or accepted any commitment with respect to an Alternative Transaction Proposal and the Company will keep the Purchasers fully informed of the status and details (including amendments and proposed amendments) of any such request, Alternative Transaction Proposal or inquiry. The Company further represents and warrants that no Company Party has entered into any executory agreement which has not yet terminated or accepted any commitment with respect to an Alternative Transaction. Prior to taking any of the actions referred to in paragraph 4G(i), the Board shall promptly (but in any event within twelve hours) notify the Purchasers orally and in writing of any action it proposes to take with respect to such Alternative Transaction Proposal. After taking any such action, the Board shall promptly advise the Purchasers orally and in writing of the status of such action as developments arise or as requested by the Purchasers. Without limiting the foregoing, at least two business days (the "Two Day Period") prior to taking any of the actions referred to in paragraph 4G(i), the Board shall notify the Purchasers of any such action it proposes to take and, during the Two Day Period, the Board shall negotiate in good faith with the Purchasers with respect to any revised proposal to acquire the Company's securities that the Purchasers may make prior to or during the Two Day Period.

      (iii) Until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, if the Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in paragraph 4G(i), the Board may, prior to Stockholder Approval, (i) withdraw, modify or change, or propose to withdraw, modify or change, in a manner adverse to the Purchasers, its approval and favorable recommendation of this transactions subject to Stockholder Approval, (ii) approve or recommend, or propose to approve or recommend, any Alternative Transaction Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Alternative Transaction Proposal; provided however, that the Board may only take the actions described in clauses (i)-(iii) if (A) such Alternative Transaction Proposal constitutes a Superior Proposal, (B) the Board shall have determined in good faith, after consultation with and advice from independent outside legal counsel, that such action is necessary for the Board to comply with its fiduciary duties under applicable law, (C) the Company has fully complied with paragraph 4G(i) above, and (D) neither the Company nor any of its representatives is in violation of its obligations pursuant to paragraph 4G(i).

      (iv) Nothing contained in this Agreement shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that neither the Company nor the Board shall, except as permitted by paragraph 4G(iii) propose to approve or recommend any Alternative Transaction Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in the preceding sentence by any representative of the Company, whether or not acting on behalf of the Company or any of its Subsidiaries or any of their Affiliates, shall be deemed to be a breach of paragraph 4G(iv).

    4H.  Stockholders' Meeting.

      (i)  The Company, acting through its Board, shall, in accordance with applicable law and its Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and voting upon the approval and adoption of this Agreement, the amendment of the Certificate of Incorporation and such other matters as may be necessary to effectuate the transactions contemplated hereby (including the issuance of the Preferred Stock, the terms of the Preferred Stock and the issuance of Common Stock upon consummation of the Bond Exchanges, upon the conversion of the Preferred Stock and the Loans and upon exercise of the Warrants and such other matters as addressed in paragraph 2E hereof). Subject to the terms of paragraph 4G hereof, the Board shall (a) recommend to the stockholders of the Company the approval and adoption of this Agreement and the transactions contemplated hereby, (b) include in the Proxy Statement such favorable recommendation of the Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, (c) take all lawful action to solicit such approval from the stockholders of the Company and (d) not withdraw or modify such favorable recommendation.

      (ii) As soon as practicable following the execution of this Agreement and in connection with the Stockholders Meeting, the Company shall (a) promptly prepare and file with the SEC (but in no event later than twenty days after the date hereof), use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (b) notify the Purchasers of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Purchasers copies of all correspondence between the Company or any representative of the Company and the SEC, (c) shall give the Purchasers and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Purchasers and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (d) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (e) use its best efforts otherwise to comply with all legal requirements applicable to such meeting.

    4I.  Capitalization.  Prior to the Closing, but no more than three days prior to the Closing, the Company shall have delivered to the Purchasers a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of such date and as of the Reference Date.

    Section 5.  Other Covenants and Agreements.  As a material inducement to each Purchaser to acquire the Preferred Stock, the Company agrees as follows, and as a material inducement to the Company to consummate the sale of the Preferred Stock, each Purchaser agrees as follows:

    5A.  Financial Statements and Other Information.  The Company shall deliver to each Purchaser (so long as such Purchaser holds any Purchaser Securities) and to any subsequent holder of at least 15% of the outstanding Purchaser Securities (each such Purchaser and each such subsequent holder, a "Qualified Holder"):

      (i)  as soon as practicable but in any event within 30 days after the end of each monthly accounting period in each fiscal year, all of the financial information which is provided to the Board with respect to such monthly accounting period (including, without limitation, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fixed year to the end of such monthly period, and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case a comparison to the Company's annual budget and to the corresponding period in the preceding fiscal year, all in reasonable detail, and all such statements shall be prepared in accordance with GAAP, consistently applied (subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals) and shall be certified by the Company's chief financial officer);

      (ii) as soon as practicable but in any event within 90 days after the end of each fiscal year, consolidated statements of income, cash flows and stockholders' equity of the Company and its Subsidiaries for such fiscal year, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all in reasonable detail, and all such statements shall be prepared in accordance with GAAP, consistently applied, and shall be accompanied by (A) an opinion from an independent public accounting firm of recognized national standing, which opinion shall contain no material exceptions, qualifications or limitations not reasonably satisfactory to the Purchasers, (B) a certificate from such accounting firm, addressed to the Board, stating that it has caused the provisions of this Agreement to be reviewed and that in the course of its examination nothing has come to its attention to lead it to believe that there was an Event of Noncompliance or Potential Event of Noncompliance in existence or that there was any other default by the Company or any Subsidiary in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of any other material agreement to which the Company or any Subsidiary is a party or, if such accountants have reason to believe any Event of Noncompliance or Potential Event of Noncompliance or other default by the Company or any Subsidiary exists, a certificate specifying in reasonable detail the nature and period of existence thereof, and (C) a copy of such firm's annual management letter to the Board;

      (iii) accompanying (A) the financial statements furnished pursuant to paragraph 5A(i) for the third monthly accounting period in each fiscal quarter and (B) the annual financial statements furnished pursuant to paragraph 5A(ii), an Officer's Certificate signed by the Company's chief financial officer stating that he has caused the provisions of this Agreement to be reviewed and that nothing has come to his attention to lead him to believe that any Event of Noncompliance or Potential Event of Noncompliance has occurred or exists hereunder or, if such is not the case, specifying in reasonable detail the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken, are taking and propose to take with respect thereto;

      (iv) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

      (v) at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an Officer's Certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

      (vi) as soon as practicable (but in any event within five business days) after the discovery or receipt of notice of any Event of Noncompliance or Potential Event of Noncompliance, an Officer's Certificate specifying in reasonable detail the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken, are taking and propose to take with respect thereto;

      (vii) promptly after the commencement thereof, written notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would result in a Material Adverse Effect;

      (viii)promptly after the entering thereof, written notice of all adverse judgments in excess of $1,000,000 or which would result in a Material Adverse Effect entered by any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against the Company or any Subsidiary, which notice shall include the exact dollar amount of any such adverse judgment as well as any other expected adverse impact on the Company and its Subsidiaries;

      (ix) promptly after the occurrence thereof, written notice of all events, conditions, acts, facts and omissions (except general economic conditions which are a matter of public knowledge) which have had (either individually or in the aggregate) any Material Adverse Effect (including any condition or event which is reasonably likely to result in any material liability under ERISA and the regulations promulgated thereunder or under any federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment);

      (x) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or (to its knowledge) any of its officers or directors file with respect to the Company, with the SEC (or any Governmental Authority that may by the successor therefor) or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's and its Subsidiaries' businesses; and

      (xi) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Qualified Holder may reasonably request.

Each of the financial statements referred to in paragraphs (i) and (ii) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, have a Material Adverse Effect).

For purposes of this Agreement, all holdings of Purchaser Securities by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement. For purposes of this paragraph 5A, an "Affiliate" shall include any Persons which have received distributions of securities from a partnership or limited liability company holding such securities.

The rights of each holder of Purchaser Securities under this paragraph 5A shall terminate with respect to any Purchaser Securities as of the date that such Purchaser Securities have become registered and disposed of pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

    5B.  Affirmative Covenants.  So long as any Purchaser Securities remain outstanding, the Company shall, and shall cause each Subsidiary to, unless it has received the prior written waiver of the holders of a majority of the outstanding Purchaser Securities:

      (i)  at all times cause to be done all things necessary to maintain, preserve and renew its corporate or other organizational existence and all material licenses, authorizations, orders, permits and other governmental approvals necessary to the conduct of its businesses, and qualify and remain qualified as a foreign corporation or other entity, as applicable, in each jurisdiction in which failure to qualify would (either individually or in the aggregate) have a Material Adverse Effect;

      (ii) timely comply with all obligations and requirements that it incurs pursuant to any license issued by the FCC or any Foreign Regulatory Body, unless and to the extent that (A) the failure to so comply would not (either individually or in the aggregate) have a Material Adverse Effect or (B) the same are being contested in good faith and by appropriate proceedings and adequate reserves or other provisions (as determined in accordance with GAAP, consistently applied) have been made and recorded on the Company's financial records with respect thereto;

      (iii) comply with all other obligations that it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that (A) the failure to so comply would not (either individually or in the aggregate) have a Material Adverse Effect or (B) the same are being contested in good faith and by appropriate proceedings and adequate reserves or other provisions (as determined in accordance with GAAP, consistently applied) have been made and recorded on the Company's financial records with respect thereto;

      (iv) comply with the applicable requirements of all licenses, laws, rules, regulations and orders of all Governmental Entities (including, but not limited to, ERISA and the rules, regulations and orders promulgated thereunder and all rules, regulations and orders promulgated by the FCC and any Foreign Regulatory Body), the violation of which would (either individually or in the aggregate) have a Material Adverse Effect;

      (v) maintain and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times;

      (vi) possess and maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights;

      (vii) possess and maintain all licenses and other consents, permits, approvals and authorizations from the FCC or any Foreign Regulatory Body necessary to the conduct of their respective businesses;

      (viii) maintain proper records and books of account which present fairly in all material respects the financial condition, results of operations and financial transactions of the Company and its Subsidiaries, and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied;

      (ix) except as would not otherwise have a Material Adverse Effect, maintain insurance on its properties and businesses with financially sound and reputable insurance companies in such amounts, of such types and covering such casualties, risks and contingencies as is ordinarily carried by companies engaged in similar businesses and owning similar properties in the same general locations in which the Company and its Subsidiaries operate; and

      (x) pay and discharge when payable all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it (in each case prior to the date on which the same becomes delinquent and before penalties accrue thereon), and all lawful claims which, if unpaid, would by law become a Lien upon any of the properties of the Company or its Subsidiaries, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves or other provisions (as determined in accordance with GAAP, consistently applied) have been made and recorded on the Company's financial records with respect thereto or the failure to so pay and discharge would not have a Material Adverse Effect.

    5C.  Compliance with Agreements.  The Company shall perform and observe (i) all of its obligations to each holder of Purchaser Securities set forth in the Amended Certificate of Incorporation, the Certificate of Designation and the By-Laws, and (ii) all of its obligations to each holder of "Registrable Securities" set forth in the Registration Rights Agreement (as such term is defined therein).

    5D.  Current Public Information.  The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the SEC. Upon request in connection with a transfer or registration, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements. Promptly after execution of this Agreement, the Company will file with NASDAQ/NMS the appropriate notification form for the listing of additional shares in a form reasonably acceptable to the Purchasers pursuant to the rules and regulations of the NASDAQ/NMS in respect of the Common Stock issuable upon conversion of the Preferred Stock and the Loans and the Company shall at all times cause the Common Stock into which the Preferred Stock and the Loans are convertible to be listed on the NASDAQ/NMS.

    5E.  Public Disclosures.  The Company shall not, nor shall it permit any Subsidiary to, disclose any Purchaser's name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Purchaser, unless such disclosure is required by Applicable Law or by order of a court of competent jurisdiction or any listing agreement with a securities exchange, in which case prior to making such disclosure the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

    5F.  Limited Rights of First Refusal

      (i)  If the Company authorizes the issuance or sale of any Common Stock (or any securities containing options or rights to acquire any Common Stock), other than an Exempt Issuance (as defined below), the Company shall first offer to sell to each holder of Purchaser Securities a portion of the securities to be issued equal to the number of securities to be issued multiplied by the quotient obtained by dividing (a) the number of Purchaser Securities held by such holder, by (b) the sum of the total number of Purchaser Securities then in existence plus the total number of shares of Common Stock (other than Purchaser Securities) then outstanding (assuming exercise or conversion of all convertible securities and rights to acquire Common Stock then exercisable or convertible into Common Stock). Each such holder shall be entitled to purchase such securities at the most favorable price and on the most favorable terms as such securities are to be offered to any other Persons; provided that if all Persons entitled to purchase or receive such securities are required to also purchase other securities of the Company, the holders exercising their rights pursuant to this paragraph shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase. The purchase price for all securities offered to such holders hereunder shall be payable in cash.

      (ii) In order to exercise its purchase rights hereunder, a holder of Purchaser Securities must within 15 business days after receipt of written notice from the Company describing in reasonable detail the securities being offered, the purchase price thereof, the payment terms and such holder's percentage allotment, deliver a written notice to the Company describing such holder's election hereunder. If all of the securities offered to the holders of Purchaser Securities are not fully subscribed, the remaining stock and securities shall be reoffered by the Company to the holders purchasing their full allotment upon the terms set forth in this paragraph, except that such holders must exercise their rights within 5 business days after receipt of such reoffer.

      (iii) Upon the expiration of the offering periods described above, the Company shall be entitled to sell such securities which the holders of Purchaser Securities have not elected to purchase during the 180 days following such expiration at a price not less and on other terms and conditions no more favorable to the purchasers thereof than that offered to such holders. Any securities offered or sold by the Company after such 180-day period must be reoffered to the holders of Purchaser Securities pursuant to the terms of this paragraph.

      (iv) For purposes of this Agreement, "Exempt Issuance" shall mean any issuance (a) of Preferred Stock, Loans or Warrants at the Closing as contemplated under this Agreement, (b) of Common Stock upon conversion of the Preferred Stock or the Loans, upon exercise of the Warrants or upon consummation of the Bond Exchanges, (c) of securities to employees, consultants and directors of the Company and its Subsidiaries pursuant to the terms of Qualifying Option Plans, (d) of securities as consideration for the acquisition of another company or business,

  (e) as a pro rata distribution with respect to the Common Stock, (f) pursuant to any securities split, securities dividend, recapitalization or reorganization that does not dilute the economic interest of any holder of Common Stock, (g) of warrants or equity securities issued to a lender in connection with its loan to the Company or any of its Subsidiaries, or (h) pursuant to an offering to the public registered under the Securities Act.

    5G.  SEC Reports.  The Company shall file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

    5H.  Use of Proceeds.  The Company shall use the proceeds from the sale of the Preferred Stock only for working capital and general corporate purposes.

    5I.  Purchaser Lockup.  From and after the Closing, each Purchaser covenants and agrees that, until the six-month anniversary of the Closing Date, it will not transfer, make any short sale, pledge, or otherwise dispose of, or enter into any hedging transaction that could result in a transfer of, or otherwise reduce its economic interest with respect to, any Purchaser Securities without the prior approval of the Board, other than (i) to an Affiliate, (ii) pursuant to a tender or exchange offer for the Company's securities approved by the Board or (iii) pursuant to a stock or cash merger or other business combination to which the Company is a party.

    5J.  Telecommunications Matters.  For as long as any Purchaser or any of its Affiliates owns at least 5% of the total equity of the Company, the Company will use its reasonable best efforts not to take any action which would cause or result in any violation by the Company or any of its Affiliates or by any Purchaser or any of its Affiliates of the applicable cross-ownership provisions of the Communications Act, as amended, or any comparable provisions of other Applicable Law, such that any Purchaser or any of its Affiliates would, as a result of Purchaser's or any of its Affiliates' ownership, operation or management (whether directly or by attribution) of local telephone systems owned, operated, managed (whether directly or by attribution) or subject to a definitive purchase agreement to be acquired by any Purchaser or any of its Affiliates as of the date of this Agreement and its interest in the Company, be compelled to (i) divest or restructure any interest in any such local telephone system, (ii) divest or restructure its investment in the Company, or (iii) incur any penalty or other sanction as a result of such action. Each Purchaser and the Company will, and will cause their respective Affiliates to, cooperate with each other to seek to obtain any consents or waivers necessary to avoid violations of the type referred to in the previous sentence; provided that none of the Purchasers nor any of their respective Affiliates shall be required to agree to any divestiture or restructuring of any of its assets or business in order to secure any such consent or waiver. Should such required consents and waivers not be secured, the Company will use its reasonable best efforts to refrain from such actions and will use their reasonable best efforts to take such actions as may be necessary from time to time in order to remedy any situation that could otherwise give rise to any such results as a result of such circumstances.

    5K.  Warrants.  On or prior to the 90th day after the Closing, warrants shall have been issued to Existing Holders (ratably among such holders on the basis of the number of shares of Common Stock held by each such holder) to acquire a number of shares of Common Stock in the aggregate equal to 3% of the Fully-Diluted Common Stock. The warrants, which shall be in form and substance reasonably satisfactory to the Company and the Purchasers (the "Warrants"), shall be exercisable at a price per share equal to the per share price at which the aggregate value of the Common Stock issued in respect of the Bond Exchanges equals the aggregate accreted value as of the Closing Date of the Discount Notes actually exchanged plus the aggregate principal amount as of the Closing Date of the Senior Notes actually exchanged.

    5L.  Confidentiality.  Each Purchaser will hold, and will use reasonable efforts to cause its officers, directors, partners, co-investors, employees, accountants, counsel, consultants, advisors, financing sources, financial institutions and agents (collectively, "Representatives") to hold, in confidence all confidential documents and information concerning the Company and its Subsidiaries that are furnished to such Purchaser, unless compelled to disclose by judicial or administrative process or by other requirements of law or national stock exchange and except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Purchaser or its Representatives, (ii) in the public domain through no fault of such Purchaser or its Representatives, or (iii) later acquired by such Purchaser or such Representatives from sources other than the Company or any of its Subsidiaries not known by such Purchaser or such Representatives, as applicable, to be bound by any confidentiality obligation; provided that such Purchaser may disclose such information to any of its Representatives so long as such Persons are informed by such Purchaser of the confidential nature of such information and are directed by such Purchaser to treat such information confidentially. The obligation of the Purchaser to hold and to use reasonable efforts to cause its Representatives to hold any such information in confidence shall be satisfied if such Purchaser exercises the same care with respect to such information as such Purchaser would take to preserve the confidentiality of its own similar information. In the event that any Purchaser is required by law to disclose any confidential documents or information, such Purchaser shall promptly notify the Company in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Company to preserve the confidentiality of such information consistent with applicable law.

    5M.  Designation of Directors.  Subject to the limitations set forth in this paragraph 5M, the holders of Purchaser Securities shall have the right to designate two representatives for election to the Board (individually a "Board Representative" and collectively the "Board Representatives"). The terms and conditions governing the election, term of office, filling of vacancies and other features of such directorships shall be as follows:

      (i)  Interim Appointment of Directors. Pursuant to written direction delivered by the Purchasers to the Company, the holders of Purchaser Securities may nominate two Board Representatives to be elected to the Board. The Board has taken all action necessary such that the number of directors on the Board shall be increased by two and such two vacancies shall be filled by the designees of the holders of Purchaser Securities. The appointment of the Board Representatives as directors is effective as of the day following the Closing Date (or, if later, the date that the holders of Purchaser Securities determine to appoint such Board Representative) and is contingent upon the consummation of the transactions contemplated by this Agreement. No further corporate action is necessary to effect the appointment of the Board Representatives to the Board. Each Board Representative appointed pursuant to this paragraph 5M(i) shall continue to hold office until the first regular meeting of the stockholders of the Company following the Closing (at which time the term shall expire automatically), subject, however, to prior death, resignation, retirement, disqualification or termination of term of office as provided in this paragraph 5M.

      (ii) Continuing Designation of Board Representatives. Commencing with the first regular meeting of stockholders of the Company following the Closing, the term of the Board Representatives appointed to the Board as provided for in paragraph 5M(i) shall expire and, thereafter, the Board Representatives designated by the holders of Purchaser Securities shall be elected in accordance with the following provisions of paragraph 5M(ii)(a) or (b), as applicable:

        (a) Subject to the provisions of paragraph 5M(iii), so long as any Preferred Stock remains issued and outstanding, the Board Representative(s) designated by the holders of Preferred Stock shall be elected to the Board by the affirmative vote of the holders of a majority of the issued and outstanding shares of Preferred Stock, voting separately as a class, at a regular or special meeting of the stockholders of the Company. The Board

    Representative(s) elected by the holders of Preferred Stock shall not be divided into classes and shall be in addition to the maximum number of directors who may be elected by the holders of the Company's Common Stock. A Board Representative elected pursuant to this paragraph 5M(ii)(a) shall hold office until his successor is duly qualified and elected, subject to prior death, resignation, retirement, disqualification, there being no Preferred Stock remaining issued and outstanding (at which time the term shall expire automatically) or termination of term of office pursuant to the provisions of paragraph 5M(iii) or paragraph 5M(iv).

        (b) Commencing at such time as no shares of Preferred Stock remain issued and outstanding, the term of the Board Representatives designated by the holders of Preferred Stock as provided for in paragraph 5M(ii)(a) will expire automatically, and thereafter the Company shall, subject to the provisions of paragraph 5M(iii), nominate the Board Representative(s) designated by the holders of a majority of the Purchaser Securities then outstanding for election to the Board by the holders of Common Stock and solicit proxies from the Company's stockholders in favor of the election of such Board Representative(s) provided written notice is delivered to the Secretary of the Company in the manner provided in the By-laws for the nomination of directors, generally. Subject to the provisions of paragraph 5M(iii), the Company shall use commercially reasonable efforts to cause such Board Representative(s) to be elected to the Board (including voting all unrestricted proxies in favor of the election of such Board Representative(s)) and shall not take any action which would diminish the prospects of such Board Representative(s) being elected to the Board. Board Representatives elected as directors pursuant to this paragraph 5M(ii)(b) shall be divided into classes and shall be included in the maximum number of directors who may be elected by the holders of the Company's Common Stock in accordance with the provisions of Section 10 of the By-laws.

      (iii) Termination of Board Representative Designation Rights. The right of holders of Purchaser Securities to designate a Board Representative pursuant to this paragraph 5M shall terminate at such time as the holders of Purchaser Securities cease to hold Purchaser Securities equal to at least 25% of the amount of Purchaser Securities initially issued to the Purchasers at Closing. If the rights of the holders of Purchaser Securities, as the case may be, to designate a Board Representative cease under the immediately preceding sentence, then (1) the Board may terminate the term of either Board Representative by the affirmative vote of the Board (in which vote the Board Representative whose term of office the Board seeks to terminate shall not participate) if such director was designated pursuant to paragraph 5M(ii)(a) or (2) the Company may use commercially reasonable efforts to effect the removal of such director if such director was designated pursuant to paragraph 5M(ii)(B).

      (iv) Resignation; Termination of Term; Removal; and Vacancies.

        (a) Resignation. An elected Board Representative may resign from the Board at any time by giving written notice to the Company at its principal executive office. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective time is specified in the notice.

        (b) Termination of Term of Office. So long as the holders of Preferred Stock retain the right to designate a director pursuant to paragraph 5M(ii)(a), such director may be removed only in the following circumstances (and may not otherwise be removed): (1) so long as the holders of Preferred Stock retain the right to designate a Board Representative pursuant to paragraph 5M(ii)(a), by the holders of a majority of the Preferred Stock (determined on an as-converted basis); or (2) by the Board in accordance with the provisions of paragraph 5M(iii).

        (c) Removal. So long as the holders of Purchaser Securities retain the right to designate a director pursuant to paragraph 5M(ii)(B), the Company shall use commercially reasonable efforts to remove any such director in the following circumstances (and only in such circumstances): (1) if so directed by the holders of a majority of the Purchaser Securities; or (2) in accordance with the provisions of paragraph 5M(iii).

        (d) Vacancies. In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of term of office of the Board Representative designated by the holders of Purchaser Securities, (1) if such holders of Preferred Stock retain the right to designate a director pursuant to paragraph 5M(ii)(a), then the resulting vacancy shall be filled by a representative designated by the holders of a majority of Preferred Stock as provided hereunder, or (2) if the holders of Purchaser Securities retain the right to designate a director pursuant to paragraph 5M(ii)(B), then the Company shall use commercially reasonable efforts to fill such vacancy with a representative designated by the holders of a majority of the Purchaser Securities as provided hereunder, in either case to serve until the next annual or special meeting of the stockholders (and at such meeting, such representative, or another representative designated by such holders, will be elected to the Board in the manner described in paragraph 3C(ii)). If the holders of Preferred Stock or the holders of Purchaser Securities, as applicable, fail or decline to fill the vacancy, then the directorship shall remain open until such time as the holders of Preferred Stock or the holders of Purchaser Securities, as the case may be, elect to fill it with a representative designated hereunder. During any such period that the holders of Preferred Stock or the holders of Purchaser Securities, as the case may be, are entitled to, but have failed or declined to, designate a Board Representative, the holders of a majority of Preferred Stock or the holders of a majority of Purchaser Securities shall have the right to designate one representative to attend all Board meetings as a non-voting observer. The observer shall be entitled to notice of all Board meetings in the manner that notice is provided to members of the Board, shall be entitled to receive all materials provided to members of the Board, shall be entitled to attend (whether in person, by telephone, or otherwise) all meetings of the Board as a non-voting observer, and shall be entitled to fees and expenses paid to Board Representatives pursuant to paragraph 5M(v).

      (v) Fees & Expenses. Board Representatives shall be entitled to fees, other compensation and reimbursement of expenses paid to Board members who are not employees of the Company or its Subsidiaries.

      (vi) Reporting Information. With respect to each Board Representative designated pursuant to the provisions of paragraph 5M(ii), the holders of Purchaser Securities shall cause the Board Representative to provide to the Company with all necessary assistance and information related to such Board Representative that is required (or would be required if the Company were subject to Regulation 14A under the Exchange Act) to be disclosed in solicitations of proxies or otherwise, including such Person's written consent to being named in the proxy statement (if applicable) and to serving as a director if elected.

    Section 6.  Transfer of Restricted Securities.

    6A.  General Provisions.  Restricted Securities are transferable only pursuant to (i) Rule 144 or Rule 144A of the SEC (or any similar rule or rules then in force) if such rule is available, (ii) public offerings registered under the Securities Act, (iii) in-kind distributions by any holder that is an investment fund to its partners or members in connection with a distribution of freely tradeable securities and (iv) any other legally available means of transfer.

    6B.  Rule 144A.  Upon the request of any Purchaser, the Company shall promptly supply to such Purchaser or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the SEC.

    6C.  Legend Removal.  If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in paragraph 8F from the certificates for such Restricted Securities. In addition, if in connection with any transfer the holder of Restricted Securities delivers to the Company an opinion of Kirkland & Ellis or other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, then the Company promptly upon such contemplated transfer shall deliver new certificates for such Restricted Securities that do not bear the Securities Act legend set forth in paragraph 8F.

    Section 7.  Representations and Warranties of the Company.  As a material inducement to the Purchasers to enter into this Agreement and purchase the Preferred Stock hereunder, the Company hereby represents and warrants that:

    7A.  SEC Reports and Financial Statements.

      (i)  The Company has filed all forms, reports, statements, schedules and other documents (the "SEC Reports") with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Company has delivered or made available to the Purchasers copies of all such SEC Reports. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Closing Date (the "Future SEC Reports"), (a) were and will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and such later filed Future SEC Reports and (b) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

      (ii) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

      (iii) Except as set forth in the SEC Reports and Financial Statements Schedule, none of the Company or any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

      (iv) The Company has heretofore furnished or made available to the Purchasers a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to SEC Reports which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

    7B.  Information in Proxy Statement.

      (i)  Each document required to be filed by the Company with the SEC in connection with any of the transactions contemplated hereby (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (together with all amendments and supplements thereto, the "Proxy Statement"), to be filed with the SEC in connection with the transactions contemplated hereby will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this paragraph 7B(i) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by any Purchaser specifically for use therein.

      (ii) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and the transactions contemplated hereby, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this paragraph 7B(ii) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by any Purchaser specifically for use therein.

      7C. Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Company's most recent Form 10-K are independent public accountants as required by the Securities Act and under the rules and regulations of the SEC under the Securities Act.

    7D.  No Material Adverse Change in Business.  Since the date of the most recent audited financial statements of the Company included in the SEC Reports, except as contemplated by this Agreement, (i) there has occurred no event that would result, individually or in the aggregate, a Material Adverse Effect, whether or not arising in the ordinary course of business, (ii) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

    7E.  Good Standing of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and possesses all corporate power and authority to own, lease and operate its properties and to conduct its business as now conducted and presently proposed to be conducted and to enter into and perform its obligations under this Agreement and the other Operative Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

    7F.  Subsidiaries.  Each of the Company's Subsidiaries (each of which, including the jurisdiction of its organization and the Company's ownership thereof, is listed in detail on the Subsidiaries Schedule attached hereto) is duly organized, validly existing as a corporation, general partnership, limited partnership, limited liability company, closed joint stock company or similar entity, and in good standing under the laws of the jurisdiction of its organization and possesses all organizational power and authority to own, lease and operate its properties and to conduct its business as now conducted and presently proposed to be conducted. Each such Subsidiary is duly qualified as a foreign corporation or other entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. All of the issued and outstanding shares of capital stock or other ownership interests of each such Subsidiary are duly authorized and are validly issued, fully paid and non-assessable (to the extent applicable) and, except as otherwise disclosed in the Subsidiaries Schedule, are owned by the Company, directly or through Subsidiaries, free and clear of any Lien (other than Liens pursuant to the Senior Credit Agreement) and not subject to any option or right to purchase any such shares or interests. None of the outstanding shares of capital stock or other ownership interests of any Subsidiary were issued in violation of the preemptive or other similar rights of any security holder of such Subsidiary. No Subsidiary has violated any applicable foreign, federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock or other ownership interests. Except as set forth on the Subsidiaries Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

    7G.  Capitalization.  As of the Reference Date, there were (i) 61,755,571 shares of Common Stock issued and outstanding and (ii) in-the-money options to acquire 564,746 shares of Common Stock. As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (x) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000 shares shall be designated as Preferred Stock (of which 50,000 shall be issued and outstanding) and (y) 250,000,000 shares of Common Stock. As of the close of business on August 7, 2001, there were 61,755,571 shares of Common Stock issued and outstanding and options to acquire 10,940,544 shares of Common Stock outstanding. As of the Closing, neither the Company nor any Subsidiary shall have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall they have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except for the Preferred Stock, the Loans, the Warrants and except as set forth on the attached Capitalization Schedule. As of the Closing, neither the Company nor any Subsidiary shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth on the Capitalization Schedule and except pursuant to the Certificate of Designation. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any security holder of the Company. The Company has not violated any applicable foreign, federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock or rights to acquire capital stock. The offer, sale and issuance of the Preferred Stock, the notes evidencing the Loans, the Warrants, and the Common Stock issuable upon conversion of the Preferred Stock and the Loans, upon exercise of the Warrants and upon consummation of the Bond Exchanges hereunder do not require registration under the Securities Act or any applicable state securities laws (including as a result of integration of one or more such offerings). There are no statutory or, to the best of the Company's knowledge, contractual stockholders preemptive rights or rights of first refusal with respect to the issuance of the Preferred Stock hereunder or the issuance of the Common Stock upon conversion of the Preferred Stock. To the best of the Company's knowledge, there are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs except as set forth on the Capitalization Schedule.

    7H.  Board and Special Committee Matters.  This Agreement, the other Operative Documents and the transactions contemplated hereby have been authorized in good faith by a special committee of the Board consisting of independent and disinterested members of the Board (the "Special Committee") by the affirmative vote of a majority of disinterested directors serving on the Special Committee, after disclosure of the material facts as to the relationship of any officer or director of the Company with any Purchaser. The execution, delivery and performance of the Operative Documents to which the Company is a party (including the Certificate of Designation and the Amended Certificate of Incorporation), the terms, voting powers, designations, preferences, and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions of, the Preferred Stock as set forth in the Certificate of Designation, the filing of the Certificate of Designation and the amendment of the Certificate of Incorporation referred to in paragraph 2C, the issuance and sale of the Preferred Stock to the Purchasers at the Closing, the reservation for issuance upon conversion of the Preferred Stock and the Loans of shares of Common Stock and the consummation of all other transactions contemplated by this Agreement have been duly authorized by the Special Committee and the Board. The approval of this Agreement, the Amended Certificate of Incorporation and the transactions contemplated hereby as required by the DGCL and the rules and regulations of the NASDAQ/NMS by the holders of a majority of the issued and outstanding Common Stock is the only necessary vote of the holders of any class or series of the Company's equity securities. Each of the Operative Documents to which the Company is a party (including the Certificate of Designation and the Amended Certificate of Incorporation) has been duly authorized by the Company and, when duly executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Special Committee has received the written opinions, attached hereto as Exhibit L and Exhibit M respectively, of (i) Salomon Smith Barney that the sale of the Preferred Stock and the Loans are fair to the Company and its stockholders from a financial point of view and (ii) William Blair that the Bond Exchanges and Bond Repurchases, the sale of the Preferred Stock and the Loans, and the transactions contemplated hereby are fair to the Company and its stockholders from a financial point of view.

    7I.  Authorization of Preferred Stock.  The shares of Preferred Stock to be purchased by the Purchasers from the Company have been duly authorized for issuance and sale to the Purchasers pursuant to this Agreement, and, when issued and delivered by the Company pursuant to this Agreement, against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable; the shares of Common Stock initially issuable upon conversion of the Preferred Stock and the Loans have been duly authorized and reserved for issuance and, when issued and delivered, the shares of Common Stock issuable upon conversion of the Preferred Stock and the Loans will be validly issued, fully paid and non-assessable; the Preferred Stock and the Common Stock conform in all material respects to the rights set forth in the instruments defining the same; and the issuances of the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock and the Loans are not subject to the preemptive or other similar rights of any security holder of the Company.

    7J.  Absence of Defaults and Conflicts.  Neither the Company nor any of its Subsidiaries is in violation of its charter or by-laws (or equivalent constitutive documents) or in default in any material respect in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject (collectively, "Contracts") except for such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect; and the execution, delivery and performance of the Operative Documents to which the Company is a party, and the consummation of the transactions contemplated in the Operative Documents and compliance by the Company with its obligations under the Operative Documents have been duly authorized by all necessary corporate action and, assuming receipt of the Credit Agreement Amendment and amendment to the NTFC Facility, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, the Contracts (except for such conflicts, breaches or defaults or Liens that would not, individually or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws (or equivalent constitutive documents) of the Company or any of its Subsidiaries or any Applicable Law, judgment, order, writ or decree of any Governmental Entity or court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of Indebtedness (or any Person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such note, debenture or Indebtedness by the Company or any of its Subsidiaries. Except as set forth in the Senior Credit Agreement or otherwise on the Restrictions Schedule, none of the Subsidiaries of the Company are subject to any restrictions upon making loans or advances or paying dividends to, transferring property to, or repaying any Indebtedness owed to, the Company or another Subsidiary of the Company.

    7K.  Material Contracts.

      (i)  The Material Contracts Schedule sets forth a list (as of the date of this Agreement) of all (a) Contracts for borrowed money or guarantees thereof involving a current availability of principal amount in excess of $2,500,000, (b) all joint venture or other similar agreements to which the Company or any of its Subsidiaries is a party, (c) all lease agreements to which the Company or any of its Subsidiaries is a party with annual lease payments in excess of $500,000, (d) Contracts under which the Company or any of its Subsidiaries has advanced or loaned any other Person an amount in excess of $250,000, (e) Contracts or groups of related Contracts with the same party or group of parties requiring the payment or receipt of $750,000 or more per year which are not cancelable by the Company on 30-days-or-less notice without premium or penalty, (f) warranty agreements with respect to the Company's or its Subsidiaries' services rendered or products sold or leased, other than pursuant to the Company's standard warranty, a true and complete copy of which has heretofore been provided or made available to the Purchasers, (g) agreements under which the Company or any of its Subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company's or any of its Subsidiary's properties or assets, and (h) Contracts containing non-compete covenants by the Company or any of its Subsidiaries (the items listed in clauses (a) through (h) hereof, collectively, the "Material Contracts"). The Company has made available to the Purchasers a correct and complete copy of each Material Contract listed in the Material Contracts Schedule.

      (ii) Except as disclosed in the Material Contracts Schedule, (a) neither the Company nor any of its Subsidiaries is, nor, to the Company's knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party and (b) to the Company's knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default. All Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such Subsidiary, as the case may be, and to the Company's knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to the general principles of equity.

      (iii) Except as disclosed in the Material Contracts Schedule, no Material Contract will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any party thereto in order to remain in full force and effect immediately after the Closing Date.

    7L.  Absence of Labor Dispute.  No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is threatened, which, in either case, individually or in the aggregate, would result in a Material Adverse Effect.

    7M.  Absence of Proceedings.  There is no action, suit, proceeding, inquiry or investigation before or brought by any court or any Governmental Entity, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, which, individually or in the aggregate, would result in a Material Adverse Effect or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement and the other Operative Documents or the performance by the Company of its obligations hereunder or thereunder; neither the Company nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Company's knowledge, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit); to the best of the Company's knowledge, there is no valid basis for any of the foregoing; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its Subsidiaries is a party or of which any of their respective property or assets is the subject, including ordinary routine litigation incidental to the business, individually or in the aggregate, would not result in a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any judgment, order or decree of any court or any Governmental Entity, and neither the Company nor any Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

    7N.  Possession of Intellectual Property.  The Company and its Subsidiaries own or possess, or can acquire on reasonable terms the Intellectual Property necessary to carry on the business now operated by them, except to the extent the failure to so own, possess or be able to acquire would not result in a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would result in a Material Adverse Effect. The conduct of the Company's and each of its Subsidiaries' business has not infringed, misappropriated or conflicted in any material respect with any Intellectual Property of other Persons.

    7O.  Possession of Licenses and Permits.  Except as otherwise disclosed in the Licenses Schedule, the Company and its Subsidiaries possess such permits, licenses, approvals, consents, franchises, grants, easements, variances, exceptions, certificates and other authorizations issued by the appropriate Governmental Entity (collectively, "Governmental Licenses") necessary to own, lease and operate their respective properties and to conduct their respective businesses as now conducted and presently proposed to be conducted by them; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; none of the Governmental Licenses will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any party thereto in order to remain in full force and effect immediately after the Closing Date; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation, suspension, cancellation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

    7P.  Title to Property.  The Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all Liens of any kind except such as (i) have been granted pursuant to the Senior Credit Agreement or the NTFC Facility, (ii) are otherwise described in the Assets Schedule or (iii) do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries; and all of the leases and subleases material to the business of the Company and its Subsidiaries and under which the Company or any of its Subsidiaries holds properties are in full force and effect, and neither the Company nor any of its Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease. The Company and its Subsidiaries own, or have a valid leasehold interest in, all material assets necessary for the conduct of their respective businesses as now conducted and presently proposed to be conducted, except such as could not, individually or in the aggregate, have a Material Adverse Effect.

    7Q.  Investment Company Act.  Neither the Company nor any of its Subsidiaries is, nor upon the issuance and sale of the Preferred Stock as herein contemplated and the application of the net proceeds therefrom will be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

    7R.  Environmental Laws.  Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection worker health or safety or of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (ii) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or rededication, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

    7S.  Registration Rights.  Except as provided by the Registration Rights Agreement or as otherwise disclosed in the Registration Rights Schedule, there are no Persons with registration rights or other similar rights to have any securities registered by the Company under the Securities Act.

    7T.  Intentionally Omitted.

    7U.  Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained (all of which are set forth on the Governmental Consents Schedule attached hereto), is necessary or required for the performance by the Company of its obligations under the Operative Documents or the consummation by the Company of the transactions contemplated by the Operative Documents, except for such filings and approvals as may be necessary under (i) the Exchange Act, (ii) the rules and regulations of NASDAQ/NMS, (iii) state securities laws, and (iv) HSR in connection with the transactions contemplated hereby.

    7V.  Absence of Undisclosed Liabilities.  Except as set forth on the attached Liabilities Schedule, the Company and its Subsidiaries do not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or any Subsidiary, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) liabilities set forth on the audited consolidated balance sheet as of March 31, 2001 (the "Latest Balance Sheet") (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), and (iii) liabilities and obligations that would not have, individually or in the aggregate, a Material Adverse Effect.

    7W.  Compliance with Law.  The Company and its Subsidiaries are in compliance with all Applicable Laws. Neither the Company, any Subsidiary nor any of their respective officer, directors, representatives or Affiliates, has at any time made any unlawful payments for political contributions or made any bribes, kickback payments or other illegal payments.

    7X.  Tax Matters.  All federal, state and other Tax Returns of the Company and each of its Subsidiaries required by law to be filed have been duly filed and all federal, state and other Taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Company or any of its Subsidiaries or imposed upon the Company or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such Taxes (i) (x) the payment of which the Company or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves have been provided on the books of the Company or its Subsidiaries involved, and (z) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced, or (ii) which may result from audits not yet conducted. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Taxes are, in the judgment of the Company, adequate. The transactions contemplated hereby (including the Bond Exchanges and Bond Repurchases) will not cause the Company to incur a Tax liability in excess of $5 million which is not fully offset by the Company's current year losses and net operating loss carryforwards which may be utilized by the Company in the year in which such Tax liability is due and payable, and prior to the Closing the Company will deliver to the Purchasers a certificate from its chief financial officer with respect to such matters (accompanied with reasonable supporting data) in form and substance reasonably satisfactory to the Purchasers.

    7Y.  ERISA.  The Company and each of its Subsidiaries and each of their respective Plans are in material compliance with ERISA and the IRC. Neither the Company nor any of its ERISA Affiliates, including its Subsidiaries, has incurred any accumulated funding deficiency with respect to any

Employee Pension Plan within the meaning of ERISA or the IRC. Neither the Company nor any of its Subsidiaries has made any promises of retirement or other benefits to employees, except as set forth in the Plans, in written agreements with such employees, or in the Company's employee handbook and memoranda to employees. Neither the Company nor any of its ERISA Affiliates, including its Subsidiaries, has incurred any material liability to PBGC in connection with any such Plan; have suffered the imposition of a Lien under Section 412(m) of the IRC; or have been required to provide security as a result of any amendment to any such Plan as required by Section 401(a)(29) of the IRC. The assets of each such Plan which is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which PBGC would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefit liabilities" (within the meaning of Section 4041 of ERISA) due under the Plan upon termination. No Reportable Event which would cause a Material Adverse Effect has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the IRC) which would subject such Plan or any other Plan of the Company or any of its Subsidiaries, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust, to the tax or penalty on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the IRC which would cause a Material Adverse Effect. Neither the Company nor any of its ERISA Affiliates, including its Subsidiaries, is or has been obligated to make any payment to a Multiemployer Plan.

    7Z.  Affiliated Transactions.  Except for intercompany transactions entered into with or among the Company's Subsidiaries for fair consideration or as set forth on the attached Affiliated Transactions Schedule, no officer, director or Affiliate of the Company or any Subsidiary or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any Subsidiary or has any material interest in any material property used by the Company or any Subsidiary.

    7AA.  Brokerage.  There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary, except for any commissions, finders' fees or similar compensation owed to Salomon Smith Barney, Inc. in respect of that certain letter agreement, dated June 13, 2000. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim. The Company has not engaged any broker-dealer and is not paying or giving any commission or other remuneration to Salomon Smith Barney Inc. or any other Person directly or indirectly in connection with the Bond Exchanges. Prior to the Closing, Salomon Smith Barney, Inc. will have delivered a certificate to the Purchasers' legal counsel in the form previously approved by the Purchasers and such certificate will not be revoked or rescinded.

    7BB.  State Takeover Statutes.  The Board has taken such action so that no "fair price," "moratorium," "business combination," or "control share acquisition" statute or other similar statute or regulation of the State of Delaware (and to the knowledge of the Company, of any other state or jurisdiction) applies to this Agreement or any of the transactions contemplated by this Agreement.

    7CC.  Closing Date.  The representations and warranties of the Company contained in this Agreement that are subject to materiality, Material Adverse Effect or dollar threshold qualifications, shall be true and correct in all respects at and as of the Closing and the representations and warranties of the Company contained in this Agreement that are not subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company or the Sellers to the Purchasers pursuant to paragraph 4F below), except to the extent of changes caused by the transactions expressly contemplated herein.

    Section 8.  Purchaser's Investment Representations.  Each of the Purchasers hereby represents and warrants for itself, severally and ratably and not jointly, as of the date hereof and the Closing Date, that:

    8A.  Corporate Existence and Power.  Such Purchaser is an entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or limited liability company powers (as applicable) and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Such Purchaser is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a material adverse effect on such Purchaser.

    8B.  Authorization.  The execution, delivery and performance by such Purchaser of this Agreement and the other Operative Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby are within such Purchaser's corporate, partnership or limited liability company powers (as applicable) and have been duly authorized by all necessary corporate, partnership or limited liability company action (as applicable) on the part of such Purchaser. This Agreement constitutes and, when executed and delivered in accordance with its terms, the other Operative Documents to which such Purchaser is a party will constitute, a legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and (ii) for limitations imposed by general principles of equity.

    8C.  Governmental Authorization.  The execution, delivery and performance by such Purchaser of this Agreement and the other Operative Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby require no action with respect to such Purchaser by or in respect of, or filing with, any Governmental Entity other than (i) compliance with any applicable requirements of the HSR Act and (ii) other filings, notifications and consents that may be required after consummation of the transactions contemplated hereby or are immaterial to the consummation of the transactions contemplated hereby.

    8D.  Noncontravention.  The execution, delivery and performance by such Purchaser of this Agreement and the other Operative Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents, if any, of such Purchaser, (ii) violate any Applicable Law, except for any such violation which would not have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated hereby and thereby or (iii) require any consent or other action by any Person, or constitute a default, under any provision of any agreement or other instrument binding upon such Purchaser, except as to matters which would not be material to such Purchaser.

    8E.  Finders' Fees.  The fees and commissions of any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser in connection with the transactions contemplated by this Agreement will be paid by such Purchaser.

    8F.  Private Placement.

      (i)  Such Purchaser understands that the offering and sale of the Preferred Stock is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and any applicable state securities or blue sky laws.

      (ii) The Preferred Stock to be acquired by such Purchaser pursuant to this Agreement is being acquired for its own account and without a view to the resale or distribution of such Preferred Stock or any interest therein other than in a transaction exempt from registration under the Securities Act or in a registered offering; provided that nothing contained herein shall prevent any Purchaser and subsequent holder of Restricted Securities from transferring such securities in compliance with the provisions of Section 5 hereof.

      (iii) Such Purchaser is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act.

      (iv) Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Preferred Stock and such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Preferred Stock. Such Purchaser understands its investment in the Preferred Stock involves a high degree of risk.

      (v) Such Purchaser has been furnished with and carefully read a copy of the Company's Form 10-K for the fiscal year ended December 31, 2000, the Company's Form 10-Q for the quarterly period ended March 31, 2001 and this Agreement and has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Preferred Stock and other related matters. The Company has made available to such Purchaser or its agents all documents and information relating to an investment in the Preferred Stock requested by or on behalf of such Purchaser. Nothing contained in this paragraph 8F(v) and no investigation, or negligence of the Purchasers in connection therewith, by Purchasers shall in any way affect the Purchasers' right to rely upon the Company's representations and covenants contained in this Agreement.

      (vi) Such Purchaser understands that the Preferred Stock has not been and, except as provided in the Registration Rights Agreements, is not being registered under the Securities Act or any state securities laws, and may not be offered, sold, pledged or otherwise transferred except as permitted pursuant to the Registration Rights Agreement and according to the provisions hereof.

      (vii) Such Purchaser understands that the Restricted Securities shall bear a restrictive legend substantially in the following form:

    "The securities represented by this certificate were originally issued on              , 2001, and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Preferred Stock Purchase Agreement, dated as of              , 2001, and as amended and modified from time to time, between the issuer (the "Company") and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge."

    In addition, certificates representing Preferred Stock shall bear the following legend:

    "The Company will furnish the holder of this certificate information concerning the designations, relative rights, preferences and limitations applicable to each class of stock or series thereof, including the liquidation and dividend preferences and the voting and conversion rights of the preferred stock, on request in writing and without charge."

    Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in this paragraph.

      (viii)The office of the Purchaser in which its investment decision was made is located at the address of such Purchaser set forth on the signature pages hereto and such office is such Purchaser's principal place of business.

    Section 9.  Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

    "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

    "Alternative Transaction Proposal" shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 20% or more of the total assets of the Company or any of its Subsidiaries, in a single transaction or series of transactions, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries, in a single transaction or series of transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (iv) any equity or debt financing, or series of equity or debt financings, of the Company resulting in gross proceeds to the Company or its Subsidiaries of $50 million or more, (v) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its Subsidiaries or (vi) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

    "Applicable Law" means, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations and orders of Governmental Entities, applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

    "Battery" means Battery Ventures III, L.P.

    "Board" means the Company's board of directors.

    "Communications Act" means the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

    "DGCL" the General Corporation Law of the State of Delaware.

    "Discount Notes" means those certain 12.125% Senior Discount Notes Due 2008 issued by the Company.

    "Employee Pension Plan" means any Plan which is (i) maintained by the Company, any of its Subsidiaries or any of its ERISA Affiliates and (ii) subject to Part 3 of Title I of ERISA.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

    "ERISA Affiliates" means any Person, including a Subsidiary or an Affiliate of the Company, that is a member of any group of organizations (within the meaning of Code Sections 414(b), (c), (m) or (o)) of which the Company is a member.

    "Event of Noncompliance" has the meaning set forth in the Certificate of Designation.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

    "Exchanging Bondholder" means any holder of Discount Notes or Senior Notes that is party to an Exchange Agreement or otherwise exchanges Discount Notes or Senior Notes for Common Stock in accordance with paragraph 2K.

    "Exchanging Bondholder Percentage" means the percentage determined by multiplying (i) 40% by (ii) the quotient determined by dividing (x) the percentage of aggregate principal amount of the Senior Notes and aggregate accreted value of the Discount Notes, in each case calculated as of the Closing Date, actually exchanged in the Bond Exchanges by (y) 60%.

    "Existing Holder Percentage" means (i) if less than $3,000,000 is spent by the Company with respect to Bond Repurchases, 18%, (ii) if between $3,000,000 and $5,999,999 is spent by the Company with respect to Bond Repurchases, 17.5%, and (iii) if between $6,000,000 and $10,000,000 is spent by the Company with respect to Bond Repurchases, 17%, in each case as adjusted pursuant to paragraph 12R hereof.

    "Existing Holders" means holders of Common Stock as of the day before the Closing Date.

    "FCC" means the Federal Communications Commission and any governmental body, commission or agency succeeding to the functions thereof.

    "Foreign Regulatory Body" means any national (other than the United States), sub-national, supra-national, intergovernmental or international department, commission, board, bureau, organization, agency or instrumentality with jurisdiction over the Company or its Subsidiaries that administers or enforces telecommunications laws, rules and regulations.

    "Frontenac" means, collectively, Frontenac VIII Limited Partnership and Frontenac Masters VIII Limited Partnership.

    "Fully-Diluted Common Stock" means the number of shares of Common Stock equal to the sum of (i) the shares of Common Stock outstanding on the Reference Date, plus (ii) the shares of Common Stock issuable upon exercise of in-the-money options outstanding as of the Reference Date, plus (iii) the number of shares of Common Stock issuable upon consummation of the Bond Exchanges and conversion of the Loans and Preferred Stock as of the Closing Date, but shall be calculated without regard to any out-of-the-money options as of the Reference Date or any issuance or deemed issuance of Common Stock after the Reference Date (other than clause (iii) foregoing), including (x) Common Stock issuable as a result of PIK interest or dividends that accrue after the Closing Date, (y) management options issued after the Reference Date, and (z) Common Stock issuable upon exercise of the Warrants.

    "GAAP" means generally accepted accounting principles.

    "Governmental Entity" means a domestic (federal, state, municipal or local) or foreign government or governmental, regulatory or administrative subdivision, department, authority, agency, commission, board, bureau, court of instrumentality or arbitrator of any kind.

    "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a

Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, and (ix) any other indebtedness defined as such under any senior credit agreement into which the Company enters.

    "Indentures" means (i) the Indenture, dated as of February 18, 1998, in respect of $270,000,000 12.125% Senior Discount Notes Due 2008, between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee") and (ii) the Indenture, dated as of January 12, 2000, in respect of $275,000,000 11.875% Senior Notes Due 2010, between the Company and the Trustee.

    "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

    "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

    "IRS" means the United States Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

    "knowledge" or "aware" means and includes (i) with respect of the Company, the actual knowledge or awareness of the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President—Law and other Executive Vice Presidents, and (ii) with respect to each of the Persons identified in clause (i) above, the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

    "Licenses" means any authorization to conduct business or other telecommunications license, authorization, certificate of compliance, franchise, certificate, approval or permit, granted or issued by the FCC, any state public utilities commission or any Foreign Regulatory Body and held by the Company or any of its Subsidiaries, all of which are listed as of the date of this Agreement on the Licenses Schedule hereto.

    "Liens" means with respect to any property, any mortgage, lien, pledge, negative pledge or other agreement not to pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected.

    "Management Investors" means each of Robert C. Taylor, Jr., John R. Barnicle, Ronald Reising, Renee M. Martin, Anthony J. Leggio, Michael L. Mael, Marie Allen, and Robert M. Junkroski.

    "Material Adverse Effect" or "Material Adverse Change" means, with respect to the Company and its Subsidiaries, any change or effect that, individually or in the aggregate with all other related changes or effects, is or would reasonably be expected to be materially adverse to (i) the equity value of the

Company and its Subsidiaries, taken as a whole, in relation to the investment by the Purchasers, or (ii) the business, properties, assets, liabilities, condition (financial or otherwise), or, except to the extent affected by general economic condition, business prospects of the Company and its Subsidiaries taken as a whole.

    "MDP" means Madison Dearborn Capital Partners IV, L.P.

    "Multiemployer Plan" means a multiemployer pension plan as defined in Section 3(37) of ERISA to which the Company, any of its Subsidiaries, or any of its ERISA Affiliates is or has been required to contribute subsequent to September 25, 1980.

    "NASDAQ/NMS" means the National Association of Securities Dealers, Inc. Automated Quotation/National Market System.

    "NTFC Facility" means that certain Loan and Security Agreement, dated as of December 30, 1998, by and between NTFC Capital Corporation and the Company, as the same has been and may be amended from time to time.

    "Officer's Certificate" means a certificate signed by the Company's president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

    "Operative Documents" means this Agreement, the Amended Certificate of Incorporation, the Certificate of Designation, the Registration Rights Agreement, each Lock-Up Agreement, the Conversion Agreement, the Credit Agreement Amendment, the Warrants, each Exchange Agreement, the Supplemental Indentures and each other agreement contemplated hereby and thereby.

    "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

    "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

    "Plan" means an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained for employees of the Company or any ERISA Affiliate of the Company, including the Subsidiaries.

    "Potential Event of Noncompliance" means any event or occurrence which with the passage of time or the giving of notice or both would constitute an Event of Noncompliance.

    "Purchaser Percentage" means (i) if less than $3,000,000 is spent by the Company with respect to Bond Repurchases, 42%, (ii) if between $3,000,000 and $5,999,999 is spent by the Company with respect to Bond Repurchases, 42.5%, and (iii) if between $6,000,000 and $10,000,000 is spent by the Company with respect to Bond Repurchases, 43%, in each case as adjusted pursuant to paragraph 12R hereof.

    "Purchaser Securities" means (i) the Preferred Stock issued to the Purchasers hereunder, (ii) any Common Stock issued or issuable upon conversion of the Preferred Stock referred to in clause (i) and (iii) any securities issued directly or indirectly with respect to any of the foregoing securities by way of a stock split, stock dividend or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization. As to any particular securities constituting Purchaser Securities, such securities shall cease to be Purchaser Securities when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or

(c) repurchased or otherwise acquired by the Company. Any reference herein to a "majority of the Purchaser Securities" or the "number of Purchaser Securities" or words of like effect for purposes of comparison or calculation shall refer, with respect to any particular Purchaser Securities, to the number shares of Common Stock (or equivalent common equity securities of the Company) then represented by such Purchaser Securities (on a fully diluted, as-converted basis).

    "Qualifying Option Plans" means stock option plans approved by the Board.

    "Reference Date" means August 2, 2001.

    "Reportable Event" means, with respect to any Employee Pension Plan, an event described in Section 4043(b) of ERISA.

    "Restricted Securities" means (i) the Preferred Stock issued hereunder, (ii) the Common Stock issued upon conversion of Preferred Stock and (iii) any securities issued directly or indirectly with respect to any of the foregoing securities by way of a stock split, stock dividend or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b)  distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in paragraph 8F have been delivered by the Company.

    "SEC" means the Securities and Exchange Commission and any governmental body, commission or agency succeeding to the functions thereof.

    "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

    "Senior Credit Agreement" means that certain $300,000,000 Credit and Guaranty Agreement, dated as of August 25, 2000, among the Company, Focal Financial Services, Inc., certain Subsidiaries of the Company, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as a Joint Lead Arranger and as Syndication Agent, Salomon Smith Barney Inc., as a Joint Lead Arranger, Citibank, N.A., as Administrative Agent and Collateral Agent, and Bank of America, N.A., as Documentation Agent, as the same has been and may be amended from time to time.

    "Senior Notes" means those certain 11.875% Senior Notes Due 2010 in the aggregate principal amount of $275,000,000, issued by the Company.

    "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, "Subsidiary" also shall include each "significant subsidiary" of the Company, as such term is defined in Rule 1-02 of Regulation S-X. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, if the context does not otherwise specify in respect of which Person the term "Subsidiary" is used, the term "Subsidiary" shall refer to a Subsidiary of the Company.

    "Superior Proposal" shall mean any bona fide written Alternative Transaction Proposal that (i) the Board has determined in good faith, after consultation with and advice from independent outside legal counsel and after receipt of the written advice of an independent financial advisor of nationally recognized reputation, is materially superior from a financial point of view to the Company and the Company's stockholders than the transactions contemplated hereby (including any adjustment to the terms and conditions thereof proposed in writing by the Purchasers in response to any such Alternative Transaction Proposal) and (ii) is reasonably capable of being consummated in a timely manner and for which financing, to the extent required, is then fully committed.

    "Tax" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

    "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

    Section 10.  Termination.

    10A.  Conditions of Termination.  This Agreement may be terminated at any time prior to the Closing:

      (i)  by the mutual written consent of each Purchaser and the Company;

      (ii) by Purchasers that would, upon consummation of the transactions contemplated hereby, hold a majority of the Purchaser Securities if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Company in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibits attached hereto, which in the case of any breach of covenant has not been cured within ten days after written notification thereof by such Purchaser to the Company;

      (iii) by the Purchasers or the Company if the transactions contemplated hereby have not been consummated by December 31, 2001 (the "Termination Date"); or

      (iv) by the Purchasers if at any time after the date hereof, (a) the Special Committee or the Board withdraws, modifies or changes in a manner adverse to the Purchasers its approval and favorable recommendation of this Agreement and the transactions contemplated hereby, (b) the Special Committee or the Board fails to reconfirm such approval and favorable recommendation within two business days after a written request by the Purchasers to do so, (c) the Special Committee or the Board shall have approved or recommended to the stockholders of the Company, taken no position with respect to, or failed to recommend against acceptance of, any Alternative Transaction Proposal, (D) the Company shall have entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Alternative Transaction Proposal, or (E) the Company, the Special Committee or the Board resolves to do any of the foregoing; or

      (v) by the Company, if the Board enters into any definitive written agreement with respect to a Superior Proposal; provided that prior to terminating this letter agreement, the Company shall have complied with the provisions of paragraph 4G, including, without limitation, the notice provisions therein, and made all payments to the Purchasers required by this paragraph 10A and otherwise.

provided that the Party electing termination pursuant to clause (iii) of this paragraph 10A is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Schedules and Exhibits attached hereto; provided further that if this Agreement is terminated in accordance with paragraph 10A(iv) or 10A(v), then the Company shall, in addition to all other payments to which the Purchasers are entitled, pay to the Purchasers (pro rata according to the aggregate Loan Amount and Preferred Stock purchase price of each such Purchaser) in immediately available funds a termination fee in an amount equal to $6,000,000. In the event of termination by either a Purchaser or the Company pursuant to this paragraph 10A, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other parties to this Agreement.

    10B.  Effect of Termination.  In the event of termination of this Agreement by either the Purchaser or the Company as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in this paragraph 10B and paragraph 10A, Section 11 and Section 12 shall survive such termination indefinitely, and except that nothing in paragraph 10A or this paragraph 10B shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

    Section 11.  Indemnification.

    11A.  Indemnification of Purchasers.  In consideration of each Purchaser's execution and delivery of this Agreement and acquiring the Preferred Stock hereunder and in addition to all of the Company's other obligations under this Agreement and the other Operative Documents, the Company shall defend, protect, indemnify and hold harmless each Purchaser, each other holder of Purchaser Securities and each Person, if any, who controls any Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, diminution of value, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the execution, delivery, performance or enforcement of this Agreement, the other Operative Documents and any other instrument, certificate, document or agreement executed pursuant hereto by any of the Indemnitees or (ii) any breach of any covenant, agreement, representation or warranty of the Company under this Agreement, any other Operative Document or any other instrument, certificate, document or agreement contemplated hereby to which the Company is a party. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

    11B.  Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect to which indemnification or contribution could be sought under this Section 11 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

    Section 12.  Miscellaneous.

    12A.  Expenses.  At the earlier of the Closing Date or the date that this Agreement is terminated for any reason other than breach by the Purchasers, the Company shall (i) pay to MDP $1,200,000 as a commitment fee, (ii) pay to Frontenac $250,000 as a commitment fee, and (iii) pay to Battery $50,000 as a commitment fee. Whether or not the transactions contemplated hereby are consummated, the Company shall pay to, and hold each Purchaser and all holders of Purchaser Securities harmless against liability for, the payment of, their out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of Ernst & Young and Kirkland & Ellis) arising in connection with: (a) the due diligence review of the Company and its Subsidiaries, the preparation, negotiation and execution of the letter of intent, this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby or thereby, (b) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement and the other Operative Documents (including, without limitation, in connection with any proposed merger, sale or recapitalization of the Company), (c) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Preferred Stock at the Closing or any shares of Common Stock issuable upon conversion of the Preferred Stock, (d) the interpretation and enforcement of the rights granted under this Agreement and the other Operative Documents and (e) any filing with any Governmental Entity with respect to its investment in the Company or any other filing with any Governmental Entity with respect to the Company which mentions such Person.

    12B.  Remedies.  Each holder of Purchaser Securities shall have all rights and remedies set forth in this Agreement, the Amended Certificate of Incorporation and the Certificate of Designation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law or at equity. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or at equity.

    12C.  Additional Purchasers.

      (i)  From and after the date of this Agreement, but prior to Closing, the Company, on the one hand, and MDP, Frontenac and Battery, on the other hand, may agree to have additional Purchasers (the "Additional Purchasers") become parties to this Agreement; provided that (a) the amount of Preferred Stock to be acquired by such Additional Purchaser shall be determined by the Company, on the one hand, and MDP, Frontenac and Battery, on the other hand, (b) the aggregate purchase price for all shares of Preferred Stock acquired hereunder shall not, without the consent of MDP, Frontenac and Battery, exceed $50 million and any Additional Purchaser shall agree to be cut back if requested by MDP, Frontenac and Battery (and such cut back shall not in any respect, regardless of whether disproportionate to the cut back of other Purchasers, be deemed to adversely affect such Purchaser for purposes of paragraph 12E hereof), (c) each Additional Purchaser shall make Loans to the Company in accordance with the Loan Term Sheet in a principal amount equal to two times the purchase price for the Preferred Stock acquired by such Purchaser hereunder (up to an aggregate of $100 million in Loans for all Purchasers) in the same manner as the other Purchasers, and (d) such Additional Purchaser shall execute a joinder to this Agreement as a "Purchaser" hereunder, shall comply with the terms applicable to "Purchasers" hereunder and shall deliver such other documents or information regarding such Additional Purchaser as the Company, MDP, Frontenac or Battery may reasonably request (including a certificate that the representations and warranties set forth in Section 8 hereof are true and correct with respect to such Additional Purchaser). Upon admission of any Additional Purchaser, the Schedule of Purchasers shall be appropriately amended.

      (ii) If one of the Additional Purchasers or any other Purchaser (a "Defaulting Purchaser") shall fail at the Closing to purchase the Preferred Stock which it is obligated to purchase under this Agreement (the "Defaulted Shares"), the other Purchasers shall have the right, but not the obligation, within 24 hours thereafter, to make arrangements for the non-defaulting Purchasers to purchase all, but not less than all, of the Defaulted Shares in such amounts as may be agreed upon and upon the terms herein set forth. No action pursuant to this paragraph 12C(i) shall relieve any Defaulting Purchaser from liability in respect of its default. In the event of any such default which does not result in a termination of this Agreement, either the non-defaulting Purchasers or the Company shall have the right to postpone the Closing for a period not exceeding seven days in order to effect any required changes in any documents or arrangements.

      (iii) Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Purchaser and Additional Purchaser shall be deemed to acknowledge to MDP and Frontenac as follows: (a) the determination of such Purchaser or Additional Purchaser to purchase the Preferred Stock pursuant to this Agreement has been made by such Purchaser or Additional Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, (b) no other Purchaser has acted as an agent of such Purchaser or Additional Purchaser in connection with making its investment hereunder and that no other Purchaser shall be acting as an agent of such Purchaser or Additional Purchaser in connection with monitoring its investment hereunder, (c) MDP and Frontenac have retained Kirkland & Ellis in connection with the transactions contemplated hereby and expect to retain Kirkland & Ellis as legal counsel in connection with the management and operation of the investment in the Company, (d) Kirkland & Ellis is not representing and will not represent any other Purchaser or Additional Purchaser in connection with the transaction contemplated hereby or any dispute which may arise between MDP or Frontenac, on the one hand, and any other Purchaser or Additional Purchaser, on the other hand, (e) such Purchaser or Additional Purchaser will, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel, and (f) Kirkland & Ellis may represent MDP or Frontenac in connection with any and all matters contemplated hereby (including, without limitation, any dispute between MDP or Frontenac, on the one hand, and any other Purchaser or Additional Purchaser, on the other hand).

    12D.  Treatment of the Preferred Stock.  The Company covenants and agrees that (i) so long as federal income tax laws prohibit a deduction for distributions made by the Company with respect to preferred stock, it shall treat all distributions paid by it on the Preferred Stock as non-deductible dividends on all of its tax returns and (ii) it shall treat the Preferred Stock as preferred stock in all of its financial statements and other reports and shall treat all distributions paid by it on the Preferred Stock as dividends on preferred stock in such statements and reports. The Company acknowledges and agrees that the increased dividend rate on the Preferred Stock provided for in the Certificate of Designation upon the occurrence of certain Events of Noncompliance has been negotiated by (and is intended by) the Company and the Purchasers as a reasonable increase in yield necessitated by the increased risk to the holders of the Preferred Stock which would arise upon any such occurrence. The Company agrees that the capital of the Company (as such term is used in Section 154 of the DGCL) in respect of the Preferred Stock issued pursuant to this Agreement shall be equal to the aggregate par value of such shares and that it shall not increase the capital of the Company with respect to any shares of the Company's capital stock at any time on or after the date of this Agreement. The Company also agrees that it shall not create any special reserves under Section 171 of the DGCL without the prior written consent of the holders of at least a majority of the outstanding Preferred Stock.

    12E.  Consent to Amendments.  Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or modified and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of (i) prior to the Closing, MDP and Frontenac and (ii) after the Closing, the holders of a majority of the Purchaser Securities outstanding at the time the amendment, modification or waiver becomes effective; provided that if any such amendment, modification or waiver would adversely affect any Purchaser or any holder of Purchaser Securities relative to the Purchasers or the holders of Purchaser Securities voting in favor of such amendment, modification, or waiver, such amendment, modification or waiver shall also require the written consent of such Purchasers adversely affected or the holders of a majority of the outstanding Purchaser Securities held by all holders so adversely affected; provided further that if any such amendment, modification or waiver is to a provision in this Agreement that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver. No other course of dealing between the Company and any Purchaser or the holder of any Purchaser Securities or any delay in exercising any rights hereunder or under the Amended Certificate of Incorporation or the Certificate of Designation shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, Purchaser Securities held by the Company or any Subsidiaries shall not be deemed to be outstanding.

    12F.  Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

    12G.  Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser's benefit as a purchaser or holder of Purchaser Securities are also for the benefit of, and enforceable by, any subsequent holder of such Purchaser Securities.

    12H.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

    12I.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

    12J.  Descriptive Headings; Interpretation; Certificates.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Words such as "herein," "hereunder," "hereof" and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or article, Section, paragraph or other portion of a document. The use of the words "include" or "including" in this Agreement shall be by way of example rather than by limitation. The use of the words "or," "either" or "any" shall not be exclusive. Any certificate signed by an officer of the Company or any of its Subsidiaries and delivered to a Purchaser or to its special counsel shall be deemed a representation and warranty by the Company to such Purchaser as to the matters covered thereby.

    12K.  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

    12L.  Complete Agreement.  Except as otherwise expressly set forth herein, this Agreement and the other agreements, certificates and instruments contemplated hereby embody the complete agreement and understanding of the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way, and such agreements may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral discussions or understandings of the parties. The parties hereto acknowledge and agree there are no oral understandings or agreements between them with respect to the subject matter hereof.

    12M.  Schedules.  Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of such document or such other item itself.

    12N.  Delivery by Facsimile.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

    12O.  Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    12P.  Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. Chicago time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Purchaser at the address indicated on the Schedule of Purchasers and to the Company at the address indicated below:

Focal Communications Corporation 200 N. LaSalle Street Suite 1100 Chicago, IL 60601 Telephone: 312-895-8400 Telecopy: 312-895-4229 Attention: President
General Counsel
with a copy to:
McDermott, Will & Emery 227 West Monroe Street Chicago, Illinois 60606-5096 Telephone: 312-372-2000 Telecopy: 312-984-7700 Attention: Timothy R.M. Bryant

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

    12Q.  Acknowledgment by Purchasers.  Each Purchaser acknowledges, without prejudice and solely for purposes of giving the Company comfort as to the ability to satisfy the closing condition specified in paragraph 2S hereof that, as of the date hereof, it is not aware of any change or effect since December 31, 2000 that, individually or in the aggregate with all other related changes or effects, is or would reasonably be expected to be materially adverse to (i) the equity value of the Company and its Subsidiaries, taken as a whole, in relation to the investment by the Purchasers, or (ii) the business, properties, assets, liabilities, condition (financial or otherwise), or, except to the extent affected by general economic condition, business prospects of the Company and its Subsidiaries taken as a whole.

    12R.  Acknowledgment by Company and Purchasers.  For purposes of the Operative Documents, the Purchaser Percentage of the Fully-Diluted Common Stock issuable to the Purchasers upon conversion of the Preferred Stock and the Loans and the Existing Holder Percentage of the Fully-Diluted Common Stock to be held by Existing Holders and holders of in-the-money options as of the Reference Date have each been calculated assuming that 60% of the aggregate of the principal amount of Senior Notes and accreted value of Discount Notes in each case calculated as of the Closing Date (the "Target Amount") have been exchanged in Bond Exchanges for 40% of the Fully-Diluted Common Stock. In the event that less than the Target Amount is exchanged, (i) the Purchaser Percentage shall be increased to a percentage equal to the sum of (x) the Purchaser Percentage determined without regard to this paragraph 12R plus (y) the product determined by multiplying (a) the difference between 40% and the Exchanging Bondholder Percentage by (b) the quotient determined by dividing the

Purchaser Percentage determined without regard to this paragraph 12R by 60% and (ii) the Existing Holder Percentage shall be increased to a percentage equal to the sum of (x) the Existing Holder Percentage determined without regard to this paragraph 12R plus (y) the product determined by multiplying (a) the difference between 40% and the Exchanging Bondholder Percentage by (b) the quotient determined by dividing the Existing Holder Percentage determined without regard to this paragraph 12R by 60%. In the event that more than the Target Amount is exchanged at or prior to the Closing, the Purchaser Percentage of the Fully-Diluted Common Stock issuable to the Purchasers upon conversion of the Preferred Stock and the Loans and the Existing Holder Percentage of the Fully-Diluted Common Stock to be retained by Existing Holders and holders of in-the-money options as of the Reference Date shall be adjusted in accordance with the foregoing principles.

    *      *      *      *      *

    IN WITNESS WHEREOF, the parties hereto have executed this Preferred Stock Purchase Agreement on the date first written above.

COMPANY:	FOCAL COMMUNICATIONS CORPORATION
By:
Name:
Its:
PURCHASERS:	MADISON DEARBORN CAPITAL PARTNERS IV, L.P.
	By:	Madison Dearborn Partners IV, L.P.
	Its:	General Partner
	By:	Madison Dearborn Partners, L.L.C.
	Its:	General Partner
By:
Name:
Its:
FRONTENAC VIII LIMITED PARTNERSHIP
	By:	Frontenac VIII Partners, L.P.
	Its:	General Partner
	By:	Frontenac Company VIII, L.L.C.
	Its:	General Partner
By:
Name:
Its:

[Signature Page to Preferred Stock Purchase Agreement]

FRONTENAC MASTERS VIII LIMITED PARTNERSHIP
By:	Frontenac VIII Partners, L.P.
Its:	General Partner
By:	Frontenac Company VIII, L.L.C.
Its:	General Partner
By:
Name:
Its:
BATTERY VENTURES III, L.P.
By:	Battery Partners III, L.P.
Its:	General Partner
By:
Name:
Its:

[Signature Page to Preferred Stock Purchase Agreement]

SCHEDULE OF PURCHASERS

Names and Addresses	No. of Shares of Preferred Stock	Total Purchase Price for Preferred Stock	Loan Amount
Madison Dearborn Capital Partners IV, L.P. Three First National Plaza, Suite 1330 Chicago, Illinois 60602 Attention: James Perry Telephone: (312) 895-1000 Telecopy: (312) 895-1001	40,000.001	$40,000,001	$80,000,000
Frontenac VIII Limited Partnership 135 S. LaSalle Street, Suite 3800 Chicago, IL 60603 Attention: James Crawford Telephone: (312) 368-0044 Telecopy: (312) 368-9520	7,977.208	$7,977,208	$15,954,416
Frontenac Masters VIII Limited Partnership 135 S. LaSalle Street, Suite 3800 Chicago, IL 60603 Attention: James Crawford Telephone: (312) 368-0044 Telecopy:(312) 368-9520	356.125	$356,125	$712,251
Battery Ventures III, L.P. 20 William Street, Suite 200 Wellesley, MA 02481 Attention: Rick Frisbie Telephone: (781) 237-1001 Telecopy: (781) 577-1001	1,666.666	$1,666,666	$3,333,333

TOTAL	50,000	$50,000,000	$100,000,000

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TABLE OF CONTENTS
LIST OF EXHIBITS
LIST OF DISCLOSURE SCHEDULES
FOCAL COMMUNICATIONS CORPORATION PREFERRED STOCK PURCHASE AND LOAN COMMITMENT AGREEMENT
SCHEDULE OF PURCHASERS